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                                                          September 21, 2000

Luminant Worldwide Corporation
13737 Noel Road
Suite 1400
Dallas, TX  75240-7367

Attention: Thomas G. Bevivino

             Re: Letter Amendment to Credit and Security Agreement

Dear Mr. Bevivino:

                  Luminant Worldwide Corporation, a Delaware corporation (the "Parent Borrower"), LWC Operating Corp., a Delaware corporation, LWC Management Corp., a Delaware corporation, Potomac I Holdings, Inc., a Delaware corporation, Multimedia I Holdings, Inc., a Delaware corporation, RSI Group, Inc., a Texas corporation, Align Solutions Corp., a Delaware corporation, Potomac Partners Management Consulting, LLC, a Delaware limited liability company, Multimedia Resources, LLC, a New York limited liability company, Interactive8, Inc., a New York corporation, BD Acquisition Corp., a Delaware corporation, Resource Solutions International, LLC, a Texas limited liability company, Integrated Consulting, Inc., a Texas corporation, Free Range Media, Inc., a Washington corporation, Align-Fifth Gear Acquisition Corporation, a Delaware corporation, and Align-Synapse Acquisition Corporation, a Texas corporation (together with the Parent Borrower, the "Borrowers" and each a "Borrower"), and Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Lender") are parties to a Credit and Security Agreement dated as of April 5, 2000, as amended by a First Amendment to Credit and Security Agreement dated as of August 31, 2000 (as amended, the "Credit Agreement"). Capitalized terms used in this letter shall have the meanings given in the Credit Agreement.

                  The Borrowers have requested that certain changes be made to the requirements under the Credit Agreement which set forth the manner in which the Borrowers report their ineligible accounts receivable, and have asked that the Lender consent to the Parent Borrower's issuance of debentures pursuant to the terms of a Convertible Debenture Purchase Agreement by and among the Parent Borrower and certain investor signatories thereto and dated as of September 21, 2000. The Lender is agreeable to doing so pursuant to the terms and conditions set forth in this letter.


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Luminant World Wide Corporation
September 20, 2000
Page 2 of 4

               The Credit Agreement is hereby amended as follows:

               1. DEFINITIONS. The following new definition is added to
            Section 1.1 of the Credit Agreement:

               "'Debenture Purchase Agreement' has the meaning given in
                Section 7.2(d)."

               2. REPORTING REQUIREMENTS. Section 6.1(c) of the Credit
            Agreement is amended to read as follows:

                         "(c) within 15 days after the end of each month or
               more frequently if the Lender so requires, agings of all the Borrowers' accounts receivable on a consolidated basis and their accounts payable and a calculation of their Accounts and Eligible Accounts as of the end of such period; PROVIDED, HOWEVER, for the period of September 21, 2000 through and including December 31, 2000, the Borrowers shall submit calculations of their Accounts and Eligible Accounts on the 10th day of each month, calculated as of the last day of the previous month, on the 20th day of each month, calculated as of the 10th day of the month and on the last day of the month, calculated as of the 20th day of the month; PROVIDED, FURTHER, HOWEVER, if the Borrowers fail to deliver any calculations referenced in the second clause of this subsection on the specific dates required therein, the Borrowers shall submit calculations of their Accounts and Eligible Accounts in accordance with the first clause of this subsection;"

               3. INDEBTEDNESS. Section 7.2 of the Credit Agreement is amended by deleting the word "and" at the end of subsection (b), changing the period at the end of subsection (c) to a semicolon followed by the word "and", and adding the following new subsection (d) immediately following subsection (c):

                         "(d) indebtedness arising from the debentures issued
               pursuant to that certain Convertible Debenture Purchase Agreement by and among the Parent Borrower and the investor signatories thereto and dated as of September 19, 2000 (the "Debenture Purchase Agreement")."

               4. PAYMENTS UNDER DEBENTURE PURCHASE AGREEMENT. The following new
            Section 7.19 is added to the Credit Agreement immediately following Section 7.18:

                         "Section 7.19 PAYMENTS UNDER DEBENTURE PURCHASE
               AGREEMENT. The Borrowers shall not satisfy any payment obligations arising under the Debenture Purchase Agreement or any related document except by the issuance of additional stock."

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Luminant World Wide Corporation
September 20, 2000
Page 3 of 4

               Except as explicitly amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents related thereto shall remain in full force and effect.

               By acknowledging and agreeing to the terms of this letter amendment, the Borrowers hereby further represent and warrant to the Lender that
(a) all of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and (b) all of the representations and warranties contained in the Debenture Purchase Agreement and the documents related thereto are correct on and as of the date hereof.

               Neither this letter, nor any other communication between the Lender and the Borrower shall be deemed to be a waiver, modification or release of any Default or Event of Default, whether such Default or Event of Default arose or arises before, on or after the date hereof and whether or not known to the Lender.

               Please acknowledge your acceptance of the foregoing by signing and returning to the undersigned the additional copies of this letter enclosed for that purpose.

                             Very truly yours,


                             WELLS FARGO BUSINESS CREDIT, INC.


                             By
                               ---------------------------------
                               Terrance O. McKinney
                               Its Assistant Vice President



ACKNOWLEDGED AND ACCEPTED
THIS _____ DAY OF SEPTEMBER, 2000.


LUMINANT WORLDWIDE CORPORATION


By
  ---------------------------
  Guillermo G. Marmol
  Its Chief Executive Officer


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Luminant World Wide Corporation
September 20, 2000
Page 4 of 4

LWC OPERATING CORP., LWC MANAGEMENT CORP., POTOMAC I HOLDINGS, INC. MULTIMEDIA I HOLDINGS, INC., RSI GROUP, INC., ALIGN SOLUTIONS CORP., MULTIMEDIA RESOURCEES, LLC, INTERACTIVE8, INC., BD ACQUISITION CORP., RESOURCE SOLUTIONS INTERNATIONAL, LLC, INTEGRATED CONSULTING, INC., FREE RANGE MEDIA, INC., ALIGN-FIFTH GEAR ACQUISITION CORPORATION, and ALIGN-SYNAPSE ACQUISITION CORPORATION


By
  ---------------------------
  Guillermo G. Marmol
  Its President



POTOMAC PARTNERS MANAGEMENT
CONSULTING, LLC

By
  ---------------------------
  Guillermo G. Marmol
  Its Manager